Exhibit 99.1
U.S. GLOBAL INVESTORS, INC.
EMPLOYEE STOCK PURCHASE PLAN
Adopted: May 14, 2003
Amended: May 9, 2005

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ARTICLE I
Introduction
          Sec. 1.01 Statement of Purpose. The purpose of the U.S. Global Investors, Inc. Employee Stock Purchase Plan is to provide eligible employees of the Company and its subsidiaries an opportunity to purchase common stock of the Company. The Board of Directors of the Company believes that employee participation in stock ownership will be to the mutual benefit of the employees and the Company.
          Sec. 1.02 Internal Revenue Code Considerations. The Plan is not intended to constitute an “employee stock purchase plan” within the meaning of section 423 of the Internal Revenue Code of 1986, as amended.
          Sec. 1.03 ERISA Considerations. The Plan is not intended and shall not be construed as constituting an “employee benefit plan,” within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.
ARTICLE II
Definitions
          Sec. 2.01 “Base Compensation” as used in Section 4.06 of the Plan, means the Participant’s base wages for the Purchase Period, before giving effect to any compensation reductions made in connection with plans described in section 401(k) or 125 of the Code and any Company matching contributions made during or accrued for the Purchase Period under other non tax-qualified plans maintained by the Company.
          Sec. 2.02 “Board of Directors” means the Board of Directors of the Company.
          Sec. 2.03 “Code” means the Internal Revenue Code of 1986, as amended. References to specific sections of the Code shall be taken to be references to corresponding sections of any successor statute.
          Sec. 2.04 “Committee” means the committee appointed by the Board of Directors to administer the Plan, as provided in Section 6.03.
          Sec. 2.05 “Company” means U.S. Global Investors, Inc., or any successor by merger or otherwise.
          Sec. 2.06 “Company Matching Contributions” means the Company contributions, if any, made for a Purchase Period pursuant to section 4.06 of the Plan.
          Sec. 2.07 “Compensation” means a Participant’s base wages and overtime pay, before giving effect to any compensation reductions made in connection with plans described in section 401(k) or 125 of the Code.
          Sec. 2.08 “Effective Date” shall mean July 1, 2003.

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          Sec. 2.09 “Election Date” means 15 days before the Effective Date and 15 days before each subsequent January 1, April 1, July 1 and October 1 thereafter, or such other dates as the Committee shall specify. The first Election Date for the Plan shall be 15 days before the Effective Date.
          Sec. 2.10 “Eligible Employee” means each employee of the Employer:
     (i) Who is employed by the Employer as an employee (and not as an independent contractor), and
     (ii) Whose customary employment is for more than 20 hours per week and for more than five months per year.
          Sec. 2.11 “Employer” means the Company and each Subsidiary.
          Sec. 2.12 “Market Value” means the last price for the Stock as reported on the principal market on which the Stock is traded for the date of reference. If there was no such price reported for the date of reference, “Market Value” means the last reported price for the Stock on the day next preceding the date of reference for which such price was reported or, if there was no such reported price, the fair market value as determined by the Committee.
          Sec. 2.13 “Participant” means each Eligible Employee who elects to participate in the Plan.
          Sec. 2.14 “Participation” means the instrument prescribed by the Committee pursuant to which an Eligible Employee may enroll as a Participant and subscribe for the purchase of shares of Stock on the terms and conditions offered by the Company. The Participation Form is intended to evidence the Company’s offer of an option to the Eligible Employee to purchase Stock on the terms and conditions set forth therein and herein.
          Sec. 2.15 “Plan” means the U.S. Global Investors, Inc. Employee Stock Purchase Plan, as set forth herein and as hereafter amended.
          Sec. 2.16 “Plan Year” means the short year commencing July 1, 2003 and ending December 31, 2003 and each calendar year thereafter during which the Plan is in effect.
          Sec. 2.17 “Purchase Date” means the last day of each Purchase Period.
          Sec. 2.18 “Purchase Period” means each month or other period specified by the Committee, beginning on or after the Effective Date, during which the Participant’s Stock purchase is funded through payroll deduction accumulations. The initial Purchase Period shall begin on the Effective Date and end on September 30, 2003.
          Sec. 2.19 “Purchase Price” means the purchase price for shares of Stock purchased under the Plan, determined as set forth in Section 4.03.
          Sec. 2.20 “Stock” means the common stock of the Company.

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          Sec. 2.21 “Subsidiary” means any present or future corporation which constitutes a subsidiary corporation of the Company and is designated as a participating entity in the Plan by the Committee.
ARTICLE III
Admission to Participation
          Sec. 3.01 Initial Participation. An Eligible Employee may elect to participate in the Plan and may become a Participant effective as of any Election Date, by executing and filing with the Committee a Participation Form at such time in advance of the Election Date as the Committee shall prescribe. The Participation Form shall remain in effect until it is modified through discontinuance of participation under Section 3.02 or a change under Section 4.05.
          Sec. 3.02 Discontinuance of Participation. A Participant may voluntarily cease his or her participation in the Plan and stop payroll deductions at any time by filing a withdrawal form at such time in advance of the effective date as the Committee shall prescribe. If a Participant ceases participation in the Plan, the Participant may request payment of any funds held in his or her account under the Plan, and the Participant may not again elect to participate in the Plan until the next Election Date. Notwithstanding anything in the Plan to the contrary, if a Participant ceases to be an Eligible Employee, his or her participation automatically shall cease, no further purchase of Stock shall be made for the Participant, and any funds credited to the Participant’s account under the Plan shall be distributed.
          Sec. 3.03 Readmission to Participation. Any Eligible Employee who has previously been a Participant, who has discontinued participation (whether by cessation of eligibility or otherwise), and who wishes to be reinstated as a Participant may again become a Participant by executing and filing with the Committee a new Participation Form. Reinstatement to Participant status shall be effective as of any Election Date, provided the Participant files a new Participation Form with the Committee at such time in advance of the Election Date as the Committee shall prescribe.
          Sec. 3.03 Limitation on Participation. Notwithstanding anything contained in the Plan to the contrary, the Committee reserves the right to restrict participation (either initial participation or reinstated participation) by an otherwise Eligible Employee if necessary to avoid having to register the offer of shares of Stock under the Securities Act of 1933, as amended. The Committee shall take reasonable steps to monitor participation for this purpose.
ARTICLE IV
Stock Purchase
          Sec. 4.01 Reservation of Shares. There shall be 75,000 shares of Stock reserved for issuance under the Plan, subject to adjustment in accordance with Section 5.02. Except as provided in Section 5.02, the aggregate number of shares of Stock that may be purchased under the Plan shall not exceed the number of shares of Stock reserved under the Plan.

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          Sec. 4.02 Limitation on Shares Available. The maximum number of shares of Stock that may be purchased for each Participant on a Purchase Date is the lesser of (a) the number of whole and fractional shares of Stock that can be purchased by applying the full balance of the Participant’s withheld funds to the purchase of shares of Stock at the Purchase Price, or (b) the Participant’s proportionate part of the maximum number of shares of Stock available under the Plan, as stated in Section 4.01.
          Sec. 4.03 Purchase Price of Shares. The Purchase Price per share of Stock to be sold to Participants for each Purchase Period beginning on the Effective Date shall be the Market Value per share on the Purchase Date.
          Sec. 4.04 Exercise of Purchase Privilege.
               (a) As of the first day of each Purchase Period, each Participant shall be granted an option to purchase shares of Stock at the Purchase Price specified in Section 4.03. The option shall continue in effect through the Purchase Date for the Purchase Period. Subject to the provisions of Section 4.02 above and Section 4.04(c), on each Purchase Date, the Participant shall automatically be deemed to have exercised his or her option to purchase shares of Stock, unless he or she notifies the Committee, in such manner and at such time in advance of the Purchase Date as the Committee shall prescribe, of his or her desire not to make such purchase.
               (b) Subject to the provisions of Section 4.02, there shall be purchased for the Participant on each Purchase Date, at the Purchase Price for the Purchase Period, the largest number of whole shares of Stock as can be purchased with the amounts withheld from the Participant’s Compensation during the Purchase Period. Each such purchase shall be deemed to have occurred on the Purchase Date occurring at the close of the Purchase Period for which the purchase was made. Any amounts that are withheld from a Participant’s Compensation in a Purchase Period and that remain after the purchase of whole shares of Stock on a Purchase Date will be held in the Participant’s account and applied on the Participant’s behalf to purchase Stock on the next Purchase Date.
          Sec. 4.05 Payroll Deductions. Each Participant shall authorize payroll deductions from his or her Compensation for the purpose of funding the purchase of Stock pursuant to his or her Participation Form. In the Participation Form, each Participant shall authorize an after-tax payroll deduction from each payment of Compensation during the Purchase Period of a stated dollar amount or in integral percentage amounts with a minimum deduction of $25 per payroll period. A Participant may change the deduction to any permissible level effective as of any Election Date. A change shall be made by filing with the Committee a notice in such form and at such time in advance of the Election Date on which the change is to be effective as the Committee shall prescribe.
          Sec. 4.06 Company Matching Contributions. As of each Purchase Date, the Company shall contribute on behalf of each Participant an amount equal to lesser of (i) the aggregate amount of the Participant’s payroll deductions for the Purchase Period, or (ii) 3% of the Participant’s Base Compensation during the Purchase Period, which amounts shall be used to purchase Stock on behalf of the Participant under Section 4.07 hereof. Company Matching Contributions will come from the general assets of the Company and are not required to be held

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separately prior to the time they are used to purchase Stock in accordance with Section 4.07. The Company may at any time change the amount of the Company Matching Contributions and may eliminate such contributions entirely, provided that any change or elimination of contributions shall not be effective for a Purchase Period currently in effect. Notice of any change in the level of Company Matching Contributions or elimination of such contributions will be provided to Participants prior the Election Date for the first period to which such change will apply.
          Sec. 4.07 Payment for Stock. The Purchase Price for all shares of Stock purchased by a Participant under the Plan shall be paid out of the Participant’s authorized payroll deductions and Company Matching Contributions. All funds received or held by the Company under the Plan are general assets of the Company, shall be held free of any trust or other restriction, and may be used for any corporate purpose. No interest will be paid to any Participant or credited to his account under the Plan.
          Sec. 4.08 Share Ownership; Issuance of Certificates.
               (a) The shares of Stock purchased by a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued from the Company’s authorized but unissued shares of Stock at the close of business on the Purchase Date. Prior to that time, none of the rights or privileges of a stockholder of the Company shall inure to the Participant with respect to such shares of Stock. All the shares of Stock purchased under the Plan shall be delivered by the Company in a manner as determined by the Committee.
               (b) The Committee, in its sole discretion, may determine that shares of Stock shall be delivered by (i) issuing and delivering to the Participant a certificate for the number of shares of Stock purchased by the Participant, (ii) issuing and delivering certificates for the number of shares of Stock purchased to a firm which is a member of the National Association of Securities Dealers, as selected by the Committee from time to time, which shares shall be maintained by such firm in a separate brokerage account for each Participant, or (iii) issuing and delivering certificates for the number of shares of Stock purchased by Participants to a bank or trust company or affiliate thereof, as selected by the Committee from time to time, which shares may be held by such bank or trust company or affiliate in street name, but with a separate account maintained by such entity for each Participant reflecting such Participant’s share interests in the Stock. Each certificate or account, as the case may be, may be in the name of the Participant or, if he or she so designates on the Participant’s Participation Form, in the Participant’s name jointly with the Participant’s spouse, with right of survivorship, or in such other form as the Committee may permit.
               (c) The shares of Stock issued under the Plan will not be registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and therefore will be “restricted securities” as such term is defined in Rule 144(a)(3) of the Securities Act of 1933, as amended. Certificates for shares of Stock issued under the Plan will bear a legend to reflect this fact. In addition, the Committee, in its sole discretion, may impose such other restrictions or limitations as it shall determine on the resale of Stock, the issuance of individual stock certificates or the withdrawal from any stockholder accounts established for a Participant.

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               (d) If, under Section 4.08(b), certificates for Stock are held for the benefit of the Participant, any dividends payable with respect to shares of Stock credited to a stockholder account of a Participant will, at the Participant’s election, either be (i) reinvested in shares of Stock and credited to the Participant’s account (with fractional shares credited in cash) or (ii) paid directly to the Participant. If dividends are reinvested in shares of Stock, such reinvestment shall be made based on the Market Value of the Stock at the date of the reinvestment, with no discount from Market Value.
          Sec. 4.09 Distribution of Shares of Stock.
               (a) A Participant may request a distribution of shares of Stock purchased for the Participant under the Plan at any time by making a request in such form and at such time as the Committee shall prescribe.
               (b) If a Participant terminates his or her employment with the Employer or otherwise ceases to be an Eligible Employee, the Participant shall receive a distribution of his or her shares of Stock held in any stockholder account established pursuant to Section 4.07(b).
               (c) When a Participant is to receive a distribution of shares of Stock, the distribution shall be made in whole shares of Stock, with fractional shares paid in cash.
ARTICLE V
Special Adjustments
          Sec. 5.01 Shares Unavailable. If, on any Purchase Date, the aggregate funds available for the purchase of Stock would purchase a number of shares in excess of the number of shares of Stock then available for purchase under the Plan, the following events shall occur:
               (a) The number of shares of Stock that would otherwise be purchased by each Participant shall be proportionately reduced on the Purchase Date in order to eliminate such excess; and
               (b) The Plan shall automatically terminate immediately after the Purchase Date as of which the supply of available shares is exhausted.
          Sec. 5.02 Adjustments for in Case of Changes Affecting Stock. The aggregate number of shares of Stock reserved for purchase under the Plan, as provided in Section 4.01, the maximum number of shares that may be purchased by a Participant as provided in Section 4.02(b), and the calculation of the Purchase Price per share may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, if effected without receipt of consideration by the Company.
          Sec. 5.03 Effect of Certain Transactions. Subject to any required action by the stockholders, if the Company shall be the surviving corporation in any merger or consolidation,

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any offering hereunder shall pertain to and apply to the shares of stock of the Company. However, in the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving corporation, the Plan and any offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger or consolidation, unless the Board determines otherwise, and the balance of any amounts withheld from a Participant’s Compensation which have not by such time been applied to the purchase of Stock shall be returned to the Participant.
ARTICLE VI
Miscellaneous.
          Sec. 6.01 Non-Alienation. Except as set forth below, the right to purchase shares of Stock under the Plan is personal to the Participant, is exercisable only by the Participant during the Participant’s lifetime and may not be assigned or otherwise transferred by the Participant. If a Participant dies, unless the executor, administrator or other personal representative of the deceased Participant directs otherwise, any amounts previously withheld from the Participant’s Compensation during the Purchase Period in which the Participant dies shall be used to purchase Stock on the Purchase Date for the Purchase Period. After that Purchase Date, there shall be delivered to the executor, administrator or other personal representative of the deceased Participant all shares of Stock and such residual amounts as may remain to the Participant’s credit under the Plan.
          Sec. 6.02 Administrative Costs. The Company shall pay the administrative expenses associated with the operation of the Plan (other than brokerage commissions resulting from sales of Stock directed by Participants).
          Sec. 6.03 Committee. The Board of Directors shall appoint a Committee, which shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan. The Committee shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including, but not limited to, the Participation Form, payroll withholding authorizations, requests for distribution of shares, and all other notices required hereunder. The Committee shall have the fullest discretion permissible under law in the discharge of its duties. The Committee’s interpretations and decisions with respect to the Plan shall be final and conclusive.
          Sec. 6.04 Withholding of Taxes. All acquisitions and sales of Stock under the Plan shall be subject to applicable federal (including FICA), state, and local tax withholding requirements if the Internal Revenue Service or other taxing authority requires such withholding. The Company may require that Participants pay to the Company (or make other arrangements satisfactory to the Company for the payment of) the amount of any federal, state or local taxes that the Company is required to withhold with respect to the purchase of Stock or the sale of Stock acquired under the Plan, or the Company may deduct from the Participant’s wages or other compensation the amount of any withholding taxes dues with respect to the purchase of Stock or the sale of Stock acquired under the Plan.

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          Sec. 6.05 Amendment of the Plan. The Board of Directors may, at any time and from time to time, amend the Plan in any respect.
          Sec. 6.06 Expiration and Termination of the Plan. The Plan shall continue in effect for ten years from the Effective Date, unless terminated prior to that date pursuant to the provisions of the Plan or pursuant to action by the Board of Directors. The Board of Directors shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the expiration or termination of the Plan, the balance, if any, then standing to the credit of each Participant from amounts withheld from the Participant’s Compensation under section 4.05 of the Plan which has not, by such time, been applied to the purchase of Stock shall be refunded to the Participant.
          Sec. 6.07 Repurchase of Stock. The Company shall not be required to purchase or repurchase from any Participant any of the shares of Stock that the Participant acquires under the Plan.
          Sec. 6.08 Notice. A Participation Form and any notice that a Participant files pursuant to the Plan shall be on the form prescribed by the Committee and shall be effective only when received by the Committee. Delivery of such forms may be made by hand or by certified mail, sent postage prepaid, to the Company’s corporate headquarters, or such other address as the Committee may designate. Delivery by any other mechanism shall be deemed effective at the option and discretion of the Committee.
          Sec. 6.09 Government Regulation. Shares of Stock will not be issued under the Plan unless the issuance and delivery of such shares comply (or are exempt from) all applicable requirements of the law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulation of the Nasdaq Stock Market or any stock exchange or other securities market on which the Company’s securities may then be traded. The Plan is intended to conform to the extent necessary with Rule 16b-3 of the Securities Exchange Act of 1934, as amended.
          Sec. 6.10 Headings, Captions, Gender. The headings and captions herein are for convenience of reference only and shall not be considered as part of the text. The masculine shall include the feminine, and vice versa.
          Sec. 6.11 Severability of Provisions, Prevailing Law. The provisions of the Plan shall be deemed severable. In the event any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute, had been deleted as of the date of such change). The Plan shall be governed by the laws of the State of Texas to the extent such laws are not in conflict with, or superseded by, federal law.

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